FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
DIVIDENDS INCREASED 52 CONSECUTIVE YEARS
BOARD DECLARES 7% INCREASE IN QUARTERLY DIVIDEND

Atlanta, Georgia, February 18, 2008 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared an increase of 7% in the regular quarterly cash dividend for 2008. The Board increased the cash dividend payable to an annual rate of $1.56 per share compared with the previous dividend of $1.46 per share. The quarterly cash dividend of thirty-nine cents ($.39) per share is payable April 1, 2008 to shareholders of record March 7, 2008. GPC has paid a cash dividend every year since going public in 1948 and 2008 marks the 52nd consecutive year of increased dividends paid to shareholders.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 19, 2008. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Tom Gallagher, Chairman, President and CEO, and Jerry Nix, Vice Chairman and CFO. The public may access the call by dialing 877-422-4780 and using the conference ID 33880448. If you are unable to participate during the call, a replay of the call will be available at 800-642-1687 (conference ID 33880448) until 12:00 a.m. Eastern time on March 5, 2008.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.